FORM 3

      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
               INITIAL STATEMENT OF                |_____________________|
        BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
__________________________________________________________________________
1. Name and Address of Reporting Person

     Hendrick                     Will
__________________________________________________________________________
     (Last)                      (First)                    (Middle)

     6655 Sugarloaf Parkway
__________________________________________________________________________
                                (Street)

      Duluth                     Georgia                      30097
__________________________________________________________________________
     (City)                      (State)                      (Zip)

__________________________________________________________________________
2. Date of Event Requiring Statement (Month/Day/Year)

    April 01, 1999
__________________________________________________________________________
3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

       -----
__________________________________________________________________________
4. Issuer Name and Ticker or Trading Symbol

   Innotrac Corporation (INOC)
__________________________________________________________________________
5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)

    (  ) DIRECTOR
    (  ) 10% OWNER
    (XX) OFFICER (GIVE TITLE BELOW)
    (  ) OTHER (SPECIFY TITLE BELOW)

           Vice President - Telecommunications
___________________________________________________________________________
6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

___________________________________________________________________________
7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)

      X FORM FILED BY ONE REPORTING PERSON
        FORM FILED BY MORE THAN ONE REPORTING PERSON

============================================================================
   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

____________________________________________________________________________


   |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
   |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
   |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
   |                    |   OWNED       |   OR INDIRECT|                       |
   |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
   |                    |               |   5)         |                       |
   |____________________|_______________|______________|_______________________|
   |                    |               |              |                       |
   |                    |               |              |                       |
   |                    |               |              |                       |
   ============================================================================

   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

(A)
___________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

 Option to acquire Common Stock
____________________________________________________________________________
2.  Date Exercisable and Expiration Date (Month/Day/Year)

   April 13, 2000 and April 13, 2008, respectively
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)


   Common Stock -  12,500 shares
____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

     $14.125
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

    D
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

    Not Applicable
_____________________________________________________________________________
(B)
___________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

 Option to acquire Common Stock
____________________________________________________________________________
2.  Date Exercisable and Expiration Date (Month/Day/Year)

   April 13, 2002 and April 13, 2008, respectively
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)


   Common Stock -  6,250 shares
____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

     $14.125
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

    D
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

    Not Applicable
_____________________________________________________________________________
(C)
___________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

 Option to acquire Common Stock
____________________________________________________________________________
2.  Date Exercisable and Expiration Date (Month/Day/Year)

   April 13, 2003 and April 13, 2008, respectively
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)


   Common Stock -  6,250 shares
____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

     $14.125
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

    D
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

    Not Applicable


 EXPLANATION OF RESPONSES:


   /s/ Will Hendrick                                 05/13/99
     Will Hendrick
 **  SIGNATURE OF REPORTING PERSON                     DATE

   _____________________________

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
     SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).